Exhibit 11.2

Secret

Notice on Issuing ZEEKR Intelligent

Technology Holding Limited - Statement of

Policy Concerning Trading in Company Securities

ZEEKR Intelligent Technology and its affiliated units:

To facilitate the effective implementation of the policies of ZEEKR Intelligent Technology Holding Limited and its subsidiaries and affiliates (collectively, the “Company”), to ensure that the Company and its personnel comply with all applicable laws and regulations in the conduct or performance of business, and to guide the Company’s employees, management, directors and their respective family members to comply with relevant laws, regulations and policies and to trade the Company's securities in compliance with the Securities Exchange Act of 1934 and the relevant policies of the Company, the “ZEEKR Intelligent Technology Holding Limited - Statement of Policy Concerning Trading in Company Securities” is hereby issued, and is expected to be followed and implemented.

Inform hereby.

Annex: ZEEKR Intelligent Technology Holding Limited –

Statement of Policy Concerning Trading in Company Securities

ZEEKR Intelligent Technology Holding Limited

December 15, 2024

Annex 1

ZEEKR Intelligent Technology Holding Limited

Statement of Policy Concerning Trading in Company Securities

(Adopted November 8, 2023)

ZEEKR Intelligent Technology Holding Limited

ZEEKR Intelligent Technology Holding Limited

Statement of Policy Concerning Trading in Company Securities

1	SUMMARY OF POLICY CONCERNING TRADING IN COMPANY SECURITIES

It is the policy of ZEEKR Intelligent Technology Holding Limited, its subsidiaries and its consolidated affiliated entities (collectively, the “Company”) that the Company will, without exception, comply with all applicable laws and regulations in conducting its business. Each employee, each executive officer, each director and each of their respective family member is expected to abide by this policy. When carrying out Company business, employees, executive officers and directors must avoid any activity that violates applicable laws or regulations. In order to avoid even an appearance of impropriety, the Company’s directors, officers and certain other employees are subject to trading window restrictions and other limitations on their ability to enter into transactions involving the Company’s securities. Although these limitations do not apply to transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 under the Securities Exchange Act of 1934 (the “Exchange Act”), the entry into, amendment or termination of any such written trading plan is subject to pre-approval requirements and other limitations.

2	THE USE OF INSIDE INFORMATION IN CONNECTION WITH TRADING IN SECURITIES

2.1	General Rule.

The U.S. securities laws regulate the sale and purchase of securities in the interest of protecting the investing public. U.S. securities laws give the Company, its officers and directors, and other employees the responsibility to ensure that information about the Company is not used unlawfully in the purchase and sale of securities (such as stocks, bonds, notes, debentures, limited partnership units or other equity or debt securities).

All employees, executive officers and directors should pay particularly close attention to the laws against trading on “inside” information. These laws are based upon the belief that all persons trading in a company’s securities should have equal access to all “material” information about that company. Information is considered to be “material” if its disclosure would be reasonably likely to affect (1) an investor’s decision to buy or sell the securities of the company to which the information relates, or (2) the market price of that company’s securities. While it is not possible to identify in advance all information that will be deemed to be material, some examples of such information would include the following: earnings; financial results or projections; dividend actions; mergers and acquisitions; capital raising and borrowing activities; major dispositions; major new customers, projects or products; significant advances in product development; new technologies; major personnel changes in management or change in control; expansion into new markets; unusual gains or losses in major operations; major litigation or legal proceedings; granting of stock options; and major sales and marketing changes. When doubt exists, the information should be presumed to be material. If you are unsure whether information of which you are aware is inside information, you should consult with the Company’s Chief Financial Officer or the general counsel of the Company (the “General Counsel”). No individuals other than specifically authorized personnel may release material information to the public or respond to inquiries from the media, analysts or others. If you are contacted by the media or by a research analyst seeking information about the Company and if you have not been expressly authorized by the Company’s Chief Financial Officer and General Counsel to provide information to the media or to analysts, you should refer the call to the Chief Financial Officer and the General Counsel. On occasion, it may be necessary for legitimate business reasons to disclose inside information to outside persons. Such persons might include investment bankers, lawyers, auditors or other companies seeking to engage in a potential transaction with the Company. In such circumstances, the information should not be conveyed until an express understanding has been reached that such information is not to be used for trading purposes and may not be further disclosed other than for legitimate business reasons. For example, if an employee, an executive officer or a director of a company knows material non-public financial information, that employee, executive officer or director is prohibited from buying or selling shares in the company until the information has been adequately disclosed to the public. This is because the employee, executive officer or director knows information that could cause the share price to change, and it would be unfair for the employee, executive officer or director to have an advantage (knowledge that the share price could change) that the rest of the investing public does not have. In fact, it is more than unfair; it is considered to be fraudulent and illegal. Civil and criminal penalties for this kind of activity are severe.

The general rule can be stated as follows: It is a violation of federal securities laws for any person to buy or sell securities if he or she is in possession of material inside information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. Material information can be favorable or unfavorable. If it is not clear whether inside information is material, it should be treated as if it was material. Some examples of information that could be considered material include:

(1)	Significant changes in key performance indicators of the Company,
(2)	Actual, anticipated or targeted earnings and dividends and other financial information,
(3)	Financial, sales and other significant internal business forecasts, or a change in previously released estimates,
(4)	Mergers, business acquisitions or dispositions, or the expansion or curtailment of operations,

(5)

Significant events affecting the Company’s operations, including any breach of information systems that compromises the functioning of the Company’s information or other systems or results in the exposure or loss of customer information, in particular personal information,

(6)	New equity or debt offerings or significant borrowing,
(7)	Changes in debt ratings, or analyst upgrades or downgrades of the issuer or one of its securities,
(8)	Significant changes in accounting treatment, write-offs or effective tax rate,
(9)	Significant litigation or governmental investigation,
(10)	Changes in top management, and
(11)	Stock splits or other corporate actions.

It is inside information if it has not been publicly disclosed in a manner making it available to investors generally on a broad-based non-exclusionary basis. Furthermore, it is illegal for any person in possession of material inside information to provide other people with such information or to recommend that they buy or sell the securities (This is called “tipping.”). In that case, they may both be held liable.

The Securities and Exchange Commission (the “SEC”), the stock exchanges and plaintiffs’ lawyers focus on uncovering insider trading. A breach of the insider trading laws could expose the insider or anyone who trades on information provided by an insider to criminal fines up to three times the profits earned and imprisonment up to ten years, in addition to civil penalties (up to three times of the profits earned), and injunctive actions. In addition, punitive damages may be imposed under applicable state laws. Securities laws also subject controlling persons to civil penalties for illegal insider trading by employees, including employees located outside the United States. Controlling persons include directors, officers, and supervisors. These persons may be subject to fines up to the greater of $1,000,000 or three times profit (or loss avoided) by the insider trader.

Inside information does not belong to the individual directors, officers or other employees who may handle it or otherwise become knowledgeable about it. It is an asset of the Company. For any person to use such information for personal benefit or to disclose it to others outside the Company violates the Company’s interests. More particularly, in connection with trading in the Company’s securities, it is a fraud against members of the investing public and against the Company. The mere perception that an employee or director traded with the knowledge of material inside information could harm the reputation of both the Company and that employee or director.

All directors, executive officers and employees of the Company must observe these policies at all times. Your failure to do so will be grounds for internal disciplinary action, up to and including termination of your employment or directorship.

2.2	Who Does the Policy Apply To?

The prohibition against trading on inside information applies to directors, officers and all other employees, and to other people who gain access to that information. The prohibition applies to both domestic and international employees of the Company and its subsidiaries. In addition, to minimize potential risks, Company policy subjects the following persons (together, the “Restricted Persons”) to additional restrictions on trading in Company securities: (1) its directors and executive officers named in the Company’s registration statement on Form F-1 in connection with its initial public offering, (2) assistants, secretaries and household members to the foregoing individuals, and (3) any other employees of the Company or any other person receiving stock grants of the Company, other than those persons specifically determined to not be deemed as Restricted Persons. The restrictions for the Restricted Persons are discussed in Section F below.

2.3	Other Companies’ Stock.

Employees, executive officers and directors who learn material information about suppliers, customers, or competitors through their work at the Company, should keep it confidential and not buy or sell stock in such companies until the information becomes public. Employees, executive officers and directors should not give tips about such stock.

2.4	Hedging and Derivatives.

Employees, executive officers and directors are prohibited from engaging in any hedging transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s equity securities. As discussed below, directors and employees are also prohibited from shorting the Company’s stock.

Trading in options or other derivatives is generally highly speculative and very risky. People who buy options are betting that the stock price will move rapidly. For that reason, when a person trades in options in his or her employer’s stock, it will arouse suspicion in the eyes of the SEC that the person was trading on the basis of inside information, particularly where the trading occurs before a company announcement or major event. It is difficult for an employee, executive officer or director to prove that he or she did not know about the announcement or event.

If the SEC or the NYSE were to notice active options trading by one or more employees, executive officers or directors of the Company prior to an announcement, they would investigate. Such an investigation could be embarrassing to the Company (as well as expensive), and could result in severe penalties and expense for the persons involved. For all of these reasons, the Company prohibits its employees, executive officers and directors from trading in options or other derivatives involving the Company’s stock. This policy does not pertain to employee stock options granted by the Company. Employee stock options cannot be traded.

2.5	Pledging of Securities, Margin Accounts.

Pledged securities may be sold by the pledgee without the pledgor’s consent under certain conditions. For example, securities held in a margin account may be sold by a broker without the customer’s consent if the customer fails to meet a margin call.

Because such a sale may occur at a time when an employee, executive officer or a director has material inside information or is otherwise not permitted to trade in Company securities, the Company prohibits employees, executive officers and directors from pledging Company securities in any circumstance, including by purchasing Company securities on margin or holding Company securities in a margin account.

2.6	General Guidelines.

The following guidelines should be followed in order to ensure compliance with applicable antifraud laws and with the Company’s policies:

2.6.1Nondisclosure. Material inside information must not be disclosed to anyone, except to persons within the Company whose positions require them to know it. No employee or director should discuss material inside information in public places or in common areas on Company property. Tipping refers to the transmission of inside information from an insider to another person. Sometimes this involves a deliberate conspiracy in which the tipper passes on information in exchange for a portion of the “tippee’s” illegal trading profits. Even if there is no expectation of profit, however, a tipper can have liability if he or she has reason to know that the information may be misused. Tipping inside information to another person is like putting your life in that person’s hands. So the safest choice is: Don’t tip.

2.6.2Trading in Company Securities. No employee, executive officer or director may place a purchase or sale order, or recommend that another person place a purchase or sale order in the Company’s securities when he or she has knowledge of material information concerning the Company that has not been disclosed to the public. This includes orders for purchases and sales of stock and convertible securities, including engaging in any “short sales” of the Company’s securities. The exercise of employee stock options is not subject to this policy. However, stock that was acquired upon exercise of a stock option will be treated like any other stock, and may not be sold by an employee who is in possession of material inside information. Any employee, executive officer or director who possesses material inside information should wait until the start of the second business day after the information has been publicly released before trading. There is no exception to this policy, even for hardship to the employee or director or based on the use of proceeds (such as making a mortgage payment or for an emergency expenditure).

2.6.3Avoid Speculation. Investing in the Company’s common stock or other securities provides an opportunity to share in the future growth of the Company. But investment in the Company and sharing in the growth of the Company does not mean short range speculation based on fluctuations in the market. Such activities put the personal gain of the employee, executive officer or director in conflict with the best interests of the Company and its stockholders. Although this policy does not mean that employees, executive officers or directors may never sell shares, the Company encourages employees, executive officers and directors to avoid frequent trading in Company stock. Speculating in Company stock is not part of the Company culture.

2.6.4Trading in Other Securities. No employee, executive officer or director should place a purchase or sale order, or recommend that another person place a purchase or sale order, in the securities of another corporation (such as a supplier, an acquisition target or a competitor), if the employee, executive officer or director learns in the course of his or her employment confidential information about the other corporation that is likely to affect the value of those securities. For example, it would be a violation of the securities laws if an employee, executive officer or director learned through Company sources that the Company intended to purchase assets from a company, and then placed an order to buy or sell stock in that other company because of the likely increase or decrease in the value of its securities.

2.6.5Restrictions on the Restricted Persons. The Restricted Persons are subject to the following restrictions on trading in Company securities in addition to those set forth above:

(1)

Within the Window Period. Subject to the other restrictions set forth herein, trading is permitted from market opens on the NYSE on the second business day following the release of the Company’s quarterly and annual earnings until market closes on the NYSE on the last trading day of the last month of the then current fiscal quarter (the “Window”);

(2)

Outside the Window Period. No trading is permitted outside the Window except the trading pursuant to written plans for trading securities that comply with Rule 10b5-1 under the Exchange Act (“10b5-1 Plans”) described in Annex A hereto. However, Restricted Persons may not enter into, amend or terminate a 10b5-1 Plan relating to Company securities without the prior approval of the Chief Financial Officer and the General Counsel, which will only be given during a Window period.

Note that all individuals within the Restricted Persons should continue abiding by the foregoing trading window restrictions in the quarter that such individual ceases to be an employee of the Company or ceases to provide service to the Company and the following quarter.

Note that at times the Chief Financial Officer and the General Counsel may determine that no trades may occur even during the Window when clearance is requested. This may occur as a result of a pending business transaction, a cyber-breach, or any material development that has not yet been publicly disclosed. No reasons may be provided and the closing of the Window itself may constitute material inside information that should not be communicated.

The Company from time to time may also impose an ad hoc trading freeze on all officers, directors, and other members of the Restricted Persons due to significant unannounced corporate developments. These trading freezes may vary in length.

Members of the Restricted Persons must promptly report to the Chief Financial Officer and General Counsel any transaction in any of the Company’s securities by their respective assistants, secretaries or family members other than transactions made pursuant to an approved 10b5-1 Plan.

IN SUMMARY, EVERY EMPLOYEE OF THE COMPANY IS SUBJECT TO TRADING RESTRICTIONS WHEN IN POSSESSION OF INSIDE INFORMATION REGARDING THE COMPANY. IN ADDITION, RESTRICTED PERSONS ARE SUBJECT TO PARAGRAPH 5 ABOVE RESTRICTING THEIR TRADING TO WINDOW PERIODS AND REQUIRING PRE-CLEARANCE.

YOU MUST PROMPTLY REPORT TO THE CHIEF FINANCIAL OFFICER AND THE GENERAL COUNSEL ANY TRADING IN THE COMPANY’S SECURITIES BY ANYONE OR DISCLOSURE OF INSIDE INFORMATION BY PERSONNEL THAT YOU HAVE REASON TO BELIEVE MAY VIOLATE THIS POLICY OR THE SECURITIES LAWS OF THE UNITED STATES.

2.7	Applicability of U.S. Securities Laws to International Transactions.

All employees of the Company and its subsidiaries are subject to the restrictions on trading in the Company securities and the securities of other companies. The U.S. securities laws may be applicable to trades in the Company’s securities executed outside the U.S., as well as to the securities of the Company’s subsidiaries or affiliates, even if they are located outside the United States. Transactions involving securities of the Company’s subsidiaries or affiliates in the PRC or other jurisdictions should be carefully reviewed by counsel for compliance not only with applicable local law but also for possible application of U.S. securities laws.

3	OTHER LIMITATIONS ON SECURITIES TRANSACTIONS
3.1	Public Resales – Rule 144.

The U.S. Securities Act (the “Securities Act”) requires every person who offers or sells a security to register such transaction with the SEC unless an exemption from registration is available. Rule 144 under the Securities Act is the exemption typically relied upon for (1) public resales by any person of “restricted securities” (i.e., unregistered securities acquired in a private offering or sale) and (2) public resales by directors, officers and other control persons of a company (known as “affiliates”) of any of the Company’s securities, whether restricted or unrestricted.

The exemption in Rule 144 may only be relied upon if certain conditions are met. These conditions vary based upon whether the Company has been subject to the SEC’s reporting requirements for 90 days (and is therefore a “reporting company” for purposes of the rule) and whether the person seeking to sell the securities is an affiliate or not. Application of the rule is complex and Company employees and directors should not make a sale of Company securities in reliance on Rule 144 without obtaining the approval of the Chief Financial Officer and General Counsel, who may require the employee or director to obtain an outside legal opinion satisfactory to the Chief Financial Officer and General Counsel concluding that the proposed sale qualifies for the Rule 144 exemption.

3.1.1Holding Period. Restricted securities issued by a reporting company (i.e., a company that has been subject to the SEC’s reporting requirements for at least 90 days) must be held and fully paid for a period of six months prior to their sale. Restricted securities issued by a non-reporting company are subject to a one-year holding period. The holding period requirement does not apply to securities held by affiliates that were acquired either in the open market or in a public offering of securities registered under the Securities Act. Generally, if the seller acquired the securities from someone other than the Company or an affiliate of the Company, the holding period of the person from whom the seller acquired such securities can be “tacked” to the seller’s holding period in determining if the holding period has been satisfied.

3.1.2Current Public Information. Current information about the Company must be publicly available before the sale can be made. The Company’s periodic reports filed with the SEC ordinarily satisfy this requirement. If the seller is not an affiliate of the Company issuing the securities (and has not been an affiliate for at least three months) and one year has passed since the securities were acquired from the issuer or an affiliate of the issuer (whichever is later), the seller can sell the securities without regard to the current public information requirement.

Rule 144 also imposes the following additional conditions on sales by persons who are “affiliates.” A person or entity is considered an “affiliate,” and therefore subject to these additional conditions, if it is currently an affiliate or has been an affiliate within the previous three months:

3.1.3Volume Limitations. The amount of debt securities that can be sold by an affiliate during any three-month period cannot exceed 10% of a tranche (or class when the securities are non-participatory preferred stock), together with all sales of securities of the same tranche sold for the account of the affiliate. The amount of equity securities that can be sold by an affiliate during any three-month period cannot exceed the greater of (1) one percent of the outstanding shares of the class or (2) the average weekly reported trading volume for shares of the class during the four calendar weeks preceding the time the order to sell is received by the broker or executed directly with a market maker.

3.1.4Manner of Sale. Equity securities held by affiliates must be sold in unsolicited brokers’ transactions, directly to a market-maker or in riskless principal transactions.

3.1.5Notice of Sale. An affiliate seller must file a notice of the proposed sale with the SEC at the time the order to sell is placed with the broker, unless the amount to be sold neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000. See “Filing Requirements”.

Bona fide gifts are not deemed to involve sales of shares for purposes of Rule 144, so they can be made at any time without limitation on the amount of the gift. Donees who receive restricted securities from an affiliate generally will be subject to the same restrictions under Rule 144 that would have applied to the donor, depending on the circumstances.

3.2	Private Resales.

Directors and officers also may sell securities in a private transaction without registration pursuant to Section 4(a)(7) of the Securities Act, which allows resales of shares of reporting companies to accredited investors, provided that the sale is not solicited by any form of general solicitation or advertising. There are a number of additional requirements, including that the seller and persons participating in the sale on a remunerated basis are not “bad actors” under Rule 506(d)(1) of Regulation D or otherwise subject to certain statutory disqualifications; the Company is engaged in a business and not in bankruptcy; and the securities offered have been outstanding for at least 90 days and are not part of an unsold underwriter’s allotment. Private resales raise certain documentation and other issues and must be reviewed in advance by the Company’s General Counsel.

3.3	Restrictions on Purchases of Company Securities.

In order to prevent market manipulation, the SEC adopted Regulation M under the U.S. Exchange Act. Regulation M generally restricts the Company or any of its affiliates from buying Company stock, including as part of a share buyback program, in the open market during certain periods while a distribution, such as a public offering, is taking place. You should consult with the Company’s General Counsel, if you desire to make purchases of Company stock during any period in which the Company is conducting an offering or buying shares from the public.

3.4	Filing Requirements.

3.4.1Schedule 13D and 13G. Section 13(d) of the Exchange Act requires the filing of a statement on Schedule 13D (or on Schedule 13G, in certain limited circumstances) by any person or group that acquires beneficial ownership of more than five percent of a class of equity securities registered under the Exchange Act. The threshold for reporting is met if the stock owned, when coupled with the amount of stock subject to options exercisable within 60 days, exceeds the five percent limit.

A report on Schedule 13D is required to be filed with the SEC and submitted to the Company within ten days after the reporting threshold is reached. If a material change occurs in the facts set forth in the Schedule 13D, such as an increase or decrease of one percent or more in the percentage of stock beneficially owned, an amendment disclosing the change must be filed promptly. A decrease in beneficial ownership to less than five percent is per se material and must be reported.

A limited category of persons (such as banks, broker-dealers and insurance companies) may file on Schedule 13G, which is a much abbreviated version of Schedule 13D, as long as the securities were acquired in the ordinary course of business and not with the purpose or effect of changing or influencing the control of the issuer. A report on Schedule 13G is required to be filed with the SEC and submitted to the Company within 45 days after the end of the calendar year in which the reporting threshold is reached.

A person is deemed the beneficial owner of securities for purposes of Section 13(d) if such person has or shares voting power (i.e., the power to vote or direct the voting of the securities) or dispositive power (i.e., the power to sell or direct the sale of the securities). A person filing a Schedule 13D or 13G may disclaim beneficial ownership of any securities attributed to him or her if he or she believes there is a reasonable basis for doing so.

3.4.2Form 144. As described above under the discussion of Rule 144, an affiliate seller relying on Rule 144 must file a notice of proposed sale with the SEC at the time the order to sell is placed with the broker unless the amount to be sold during any three-month period neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000.

Annex A

1	Overview of 10b5-1 Plans

Under Rule 10b5-1, large stockholders, directors, officers and other insiders who regularly possess material nonpublic information (MNPI) but who nonetheless wish to buy or sell stock may establish an affirmative defense to an illegal insider trading charge by adopting a written plan to buy or sell at a time when they are not in possession of MNPI. A 10b5-1 plan typically takes the form of a contract between the insider and his or her broker.

The plan must be entered into at a time when the insider has no MNPI about the company or its securities (even if no trades will occur until after the release of the MNPI). The plan must:

(1)	specify the amount, price (which may include a limit price) and specific dates of purchases or sales; or
(2)	include a formula or similar method for determining amount, price and date; or
(3)	give the broker the exclusive right to determine whether, how and when to make purchases and sales, as long as the broker does so without being aware of MNPI at the time the trades are made.

Under the first two alternatives, the 10b5-1 plan cannot give the broker any discretion as to trade dates. As a result, a plan that requests the broker to sell 1,000 shares per week would have to meet the requirements under the third alternative. On the other hand, under the second alternative, the date may be specified by indicating that trades should be made on any date on which the limit price is hit. The affirmative defense is only available if the trade is in fact made pursuant to the preset terms of the 10b5-1 plan (unless the terms are revised at a time when the insider is not aware of any MNPI and could therefore enter into a new plan). Trades are deemed not to have been made pursuant to the plan if the insider later enters into or alters a corresponding or hedging transaction or position with respect to the securities covered by the plan (although hedging transactions could be part of the plan itself).

For any plan adopted or modified on or after February 27, 2023, the affirmative defense is only available if the following additional conditions are met:

(1)

Directors and officers must have a cooling-off period of 90-120 days[1] after the adoption or modification of a 10b5-1 plan before any trade pursuant to the plan takes place, and other traders must have such a cooling-off period of 30 days.

(2)

Directors and officers must certify to the Company in writing (to be included as representations under the 10b5-1 plan rather than a separate document) that they are not aware of MNPI and that they are adopting the plan in good faith and not as part of a plan to evade the prohibition against illegal insider trading.

(3)

Anyone other than the companies themselves is restricted from using multiple overlapping plans, and Rule 10b5-1 would be available for only one “single-trade” plan during any 12-month period. A “single-trade” plan is designed to effect the open-market purchase or sale of the total amount of securities as a single transaction.

2	Guidelines for 10b5-1 Plans

When can a plan be adopted or amended? Because Rule 10b5-1 prohibits an insider from adopting or amending a plan while in possession of MNPI, allegations of insider trading despite the existence of a 10b5-1 plan are likely to focus on what was known at the time of plan adoption or amendment. It is recommended that companies permit an executive to adopt or amend a 10b5-1 plan only when the executive can

1  The cooling-off period for directors and officers lasts until the later of (1) 90 days after the adoption of the Rule 10b5-1 plan or (2) two business days following the disclosure of financial results, for foreign private issuers, in a Form 20-F or Form 6-K that discloses the issuer’s financial results (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan).

otherwise buy or sell securities under the company’s insider trading policy, such as during an open window immediately after the announcement of quarterly earnings.

Should adoption of a plan be announced publicly? For foreign private issuers, there is no requirement to publicly disclose the adoption, amendment or termination of a 10b5-1 plan, although in some cases public announcement may be advisable due to the identity of the insider, the magnitude of the plan, or other special factors. That said, announcing the adoption of a 10b5-1 plan may be a useful way to head off future public relations issues, since announcing a plan’s adoption prepares the market and should help investors understand the reasons for insider sales when trades are later reported. If a company decides to announce the adoption of a 10b5-1 plan, we do not generally recommend disclosing plan details, other than, perhaps, the aggregate number of shares involved; this is to diminish the ability of market professionals to front-run the insider’s transactions. It is unusual to announce the suspension or termination of a plan.

What else should we consider when amending or modifying a plan? As noted above, an insider may only modify or amend a 10b5-1 plan when he or she is not in possession of MNPI. Even if an insider is not in possession of MNPI at the time of amendment, a pattern of amending or modifying one’s plan raises the question of whether the insider is using the plan as a legitimate tool to diversify his or her risk exposure and monetize assets, or as a way to opportunistically step in and out of the market. Because Rule 10b5-1 provides an affirmative defense but not a safe harbor, insiders and their companies should be aware that the effectiveness of the affirmative defense could be diminished by a pattern of plan amendments and modifications.

Can a plan be terminated or suspended? Unlike amending a plan, a 10b5-1 plan may legally be terminated before its predetermined end date even though the insider is in possession of MNPI (although some brokers’ forms prohibit this as a contractual matter). Because plan sales shortly before the announcement of bad news can generate unwanted attention, an insider may decide to terminate a plan in the face of an impending negative announcement, even though as a technical matter the affirmative defense would be expected to cover the sales. On the other hand, terminating a selling plan before an impending positive announcement may raise the suspicion that the insider is using Rule 10b5-1 as a way to opportunistically time the market, thereby risking the likelihood that his or her future use of the affirmative defense will be successful.

It is generally suggested that plan terminations initiated by an insider take place during an open window, absent special circumstances and approval by the general counsel. It may also make sense for the general counsel to have the ability, but not the responsibility, to terminate the plan. Plans should also allow for mandatory suspension if legally required, for example due to Regulation M or tax reasons.

How long should a plan last? In order to minimize the need for early termination, the term of the plan should be carefully weighed at the outset. An optimal plan term will be long enough to distance the insider, and any current knowledge that he or she may have, from a particular trade but short enough that it will not require termination should the insider’s financial planning strategies change. A short “one-off” 10b5-1 plan can appear to be timed to take advantage of MNPI. On the other hand, the longer the plan term, the greater the likelihood that it will need to be modified or terminated. Most plans tend to have a term of six months to two years.

Should the company pre-clear or review an executive’s plan? It is generally recommended that the company pre-clear or review a proposed 10b5-1 plan, which may provide assurance that the plan complies with best practices. Certain companies disallow the third type of plan (one that gives the broker the right to determine whether, how and when to make purchases) in order to avoid the evidentiary difficulty associated with proving that the executive did not communicate with the broker with respect to trades under the plan. While this is not required, this is a prudent option to consider.

In addition to requiring a 10b5-1 plan to be pre-approved by the Company, other limits that are sometimes considered are whether to set a maximum percentage of holdings that can be subject to a 10b5-1 plan, and rules for setting price floors.